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                                                                    EXHIBIT 10N

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                                CREDIT AGREEMENT


                          Dated as of October 20, 1995


                                     Between


                              UNITRODE CORPORATION

                                       and

                                     BAYBANK








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                                         TABLE OF CONTENTS
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
ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS.......................................................1
  Section 1.1.     Definitions....................................................................1
  Section 1.2.     Accounting Terms...............................................................7

ARTICLE 2.  THE CREDITS...........................................................................7
  Section 2.1.     The Revolving Credit...........................................................7
  Section 2.2.     Requests for Revolving Credit Advances.........................................7
  Section 2.3.     Interest on Revolving Credit Advances..........................................8
  Section 2.4.     Election of LIBOR Pricing Options..............................................8
  Section 2.5.     Additional Payments............................................................8
  Section 2.6.     Set-Off; Computation of Interest; Etc. ........................................8
  Section 2.7.     Commitment Fee.................................................................9
  Section 2.8.     Reduction of Commitment by the Borrower........................................9
  Section 2.9.     Increased Costs, Etc. .........................................................9
  Section 2.10.    Use of Proceeds...............................................................10
  Section 2.11.    Changed Circumstances.........................................................11
  Section 2.12.    Conversion to Term Loan.......................................................11

ARTICLE 3.  CONDITIONS OF THE REVOLVING CREDIT ADVANCES..........................................12
  Section 3.1.     Conditions to First Revolving Credit Advance..................................12
  Section 3.2.     Conditions to All Revolving Credit Advances...................................13

ARTICLE 4.  PAYMENT AND REPAYMENT................................................................13
  Section 4.1.     Mandatory Prepayment..........................................................13
  Section 4.2.     Voluntary Prepayments.........................................................13
  Section 4.3.     Payment and Interest Cutoff...................................................14
  Section 4.4.     Payments Not at End of Interest Period........................................14
  Section 4.5.     Indemnification for Losses Upon Prepayment of Fixed Rate
                   Term Loan.....................................................................14

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES.......................................................15
  Section 5.1.     Corporate Existence, Charter Documents, Etc. .................................15
  Section 5.2.     Principal Place of Business; Location of Records..............................16
  Section 5.3.     Qualification.................................................................16
  Section 5.4.     Subsidiaries..................................................................16
  Section 5.5.     Corporate Power...............................................................16
  Section 5.6.     Valid and Binding Obligations.................................................17
  Section 5.7.     Other Agreements..............................................................17
  Section 5.8.     Payment of Taxes..............................................................17
  Section 5.9.     Financial Statements..........................................................17
  Section 5.10.    Other Materials Furnished.....................................................18
  Section 5.11.    Changes in Condition..........................................................18
  Section 5.12.    Assets, Licenses, Etc. .......................................................18
  Section 5.13.    Litigation....................................................................18
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
  Section 5.14.    Pension Plans.................................................................18
  Section 5.15.    Outstanding Indebtedness......................................................19
  Section 5.16.    Environmental Matters.........................................................19
  Section 5.17.    Foreign Trade Regulations.....................................................20
  Section 5.18.    Governmental Regulations......................................................20
  Section 5.19.    Margin Stock..................................................................20

ARTICLE 6.  REPORTS AND INFORMATION..............................................................21
  Section 6.1.     Quarterly Financial Statements................................................21
  Section 6.2.     Annual Financial Statements...................................................21
  Section 6.3.     Pro Forma Statements and Budget...............................................21
  Section 6.4.     Notice of Defaults............................................................21
  Section 6.5.     Notice of Litigation..........................................................21
  Section 6.6.     Communications with Others....................................................22
  Section 6.7.     Reportable Events.............................................................22
  Section 6.8.     Reports to other Creditors....................................................22
  Section 6.9.     Communications with Independent Public Accountants............................22
  Section 6.10.    Environmental Reports.........................................................22
  Section 6.11.    Miscellaneous.................................................................23

ARTICLE 7.  FINANCIAL COVENANTS..................................................................23
  Section 7.1.     Consolidated Net Income.......................................................23
  Section 7.2.     Consolidated Current Ratio....................................................23
  Section 7.3.     Ratio of Consolidated Liabilities to Consolidated Tangible
                   Net Worth.....................................................................23
  Section 7.4.     Ratio of Consolidated Cash Flow to Consolidated Fixed Charges.................23
  Section 7.5.     Consolidated Tangible Net Worth...............................................23
  Section 7.6.     Consolidated Capital Expenditures.............................................23

ARTICLE 8.  AFFIRMATIVE COVENANTS................................................................24
  Section 8.1.     Existence and Business........................................................24
  Section 8.2.     Taxes and Other Obligations...................................................24
  Section 8.3.     Maintenance of Properties and Leases..........................................24
  Section 8.4.     Insurance.....................................................................24
  Section 8.5.     Records, Accounts and Places of Business......................................25
  Section 8.6.     Inspection....................................................................25
  Section 8.7.     Maintenance of Accounts.......................................................25

ARTICLE 9.  NEGATIVE COVENANTS...................................................................25
  Section 9.1.     Restrictions on Indebtedness..................................................25
  Section 9.2.     Restriction on Liens..........................................................26
  Section 9.3.     Investments...................................................................27
  Section 9.4.     Dispositions of Assets........................................................27
  Section 9.5.     Assumptions, Guaranties, Etc. of Indebtedness of Other Persons................28
  Section 9.6.     Mergers, Acquisitions, Etc. ..................................................28
  Section 9.7.     ERISA.........................................................................28
  Section 9.8.     Distributions.................................................................28
  Section 9.9.     Sale and Leaseback............................................................28
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
  Section 9.10.    Transactions with Affiliates..................................................29

ARTICLE 10.  EVENTS OF DEFAULT AND REMEDIES......................................................29
  Section 10.1.    Events of Default.............................................................29
  Section 10.2     Remedies......................................................................30

ARTICLE 11.  WAIVERS; AMENDMENTS; REMEDIES.......................................................31

ARTICLE 12.  INDEMNIFICATION.....................................................................31

ARTICLE 13.  MISCELLANEOUS.......................................................................32
  Section 13.1.    Successors and Assigns........................................................32
  Section 13.2.    Notices.......................................................................33
  Section 13.3.    Merger........................................................................33
  Section 13.4.    Governing Law.................................................................33
  Section 13.5.    Counterparts..................................................................33
  Section 13.6.    Expenses......................................................................33
  Section 13.7.    WAIVER OF JURY TRIAL..........................................................34

LIST OF EXHIBITS AND SCHEDULES

Exhibit A, Revolving Credit Note
Exhibit B, Form of Compliance Certificate
Exhibit C, Opinion of Borrower's Counsel
Exhibit D, LIBOR Pricing Notice

Schedule 5.2     Schedule of Principal Place of Business; Location of Records
Schedule 5.4     Schedule of Subsidiaries and Stock Ownership
Schedule 5.9     Schedule of Financial Statements
Schedule 5.14    Schedule of Pension Plans
Schedule 5.15    Schedule of Liens, Encumbrances, Indebtedness and Capitalized Lease
                 Obligations
Schedule 5.16    Environmental Matters
Schedule 8.4     Schedule of Insurance
Schedule 9.4     Schedule of Real Property to Be Sold
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                                CREDIT AGREEMENT



         This CREDIT AGREEMENT is entered into as of October 20, 1995 by and between UNITRODE CORPORATION, a Maryland corporation (the "Borrower"), and BAYBANK, a Massachusetts trust company (the "Bank").

                                    Recitals
                                    --------

         The Borrower desires to establish a revolving credit facility for its working capital needs and general corporate purposes, and the Bank is willing to provide such facility on the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the Borrower and the Bank hereby agree as follows:


                   ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, unless otherwise specifically provided herein, the following terms shall have the following meanings for all purposes when used in this Agreement, and in any note, agreement, certificate, report or other document made or delivered in connection with this Agreement:

                  "AFFILIATE" shall mean (a) any director or officer of the Borrower and (b) any Person that controls, is controlled by or is under common control with the Borrower. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" shall mean this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated, as amended and supplemented from time to time.

                  "APPLICABLE LIBOR RATE" shall mean the LIBOR Rate plus 2% per annum.

                  "BANK AGREEMENT" shall mean this Agreement, the Revolving Credit Note and any other present or future agreement from time to time entered into between the Borrower or any Subsidiary and the Bank, each as from time to time amended or supplemented, and all statements, reports and certificates delivered by the Borrower to the Bank in connection therewith.

                  "BANK OBLIGATIONS" shall mean all present and future obligations and Indebtedness of the Borrower or any Subsidiary owing to the Bank under this Agreement or any other

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         Bank Agreement, including, without limitation, the obligations to pay the Indebtedness from time to time evidenced by the Revolving Credit Note, and obligations to pay interest, commitment fees, balance deficiency fees, charges, expenses, reimbursement of letter credit drawings and indemnification from time to time owed under any Bank Agreement.

                  "BUSINESS DAY" shall mean a day on which the Bank shall be open to conduct commercial banking business in Boston, Massachusetts.

                  "CAPITALIZED LEASE" shall mean any lease which is or should be capitalized on the balance sheet of the lessee in accordance with generally accepted accounting principles and Statement of Financial Accounting Standards No. 13.

                  "CAPITALIZED LEASE OBLIGATIONS" shall mean the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with generally accepted accounting principles and Statement of Financial Accounting Standards No. 13.

                  "CLOSING DATE" shall mean the date on which all of the conditions set forth in Section 3.1 have been satisfied.

                  "COMPLIANCE CERTIFICATE" shall mean a certificate in the form of EXHIBIT B hereto and executed by the chief executive officer or chief financial officer of the Borrower.

                  "CONSOLIDATED" and "CONSOLIDATING," and "CONSOLIDATED" and "CONSOLIDATING" when used with reference to any term, mean that term (or the terms "combined" and "combining", as the case may be, in the case of partnerships, joint ventures and Affiliates that are not Subsidiaries) as applied to the accounts of the Borrower (or other specified Person) and all of its Subsidiaries (or other specified Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with generally accepted accounting principles and with appropriate deductions for minority interests in Subsidiaries, as required by generally accepted accounting principles.

                  "CONSOLIDATED CASH FLOW" shall mean for any period the sum of
         (a) Consolidated Net Income and (b) all amounts deducted in computing Consolidated Net Income in respect of consolidated depreciation and amortization expense of the Borrower and its Subsidiaries.

                  "CONSOLIDATED CURRENT ASSETS" shall mean, at any date as of which the amount thereof shall be determined, all assets of the Borrower and its Subsidiaries which should properly be classified as current, at any date as of which the amount thereof shall be determined, in accordance with generally accepted accounting principles consistently applied.

                  "CONSOLIDATED CURRENT LIABILITIES" shall mean, at any date as of which the amount thereof shall be determined, the sum of (a) all liabilities of the Borrower and its Subsidiaries which should properly be classified as current in accordance with generally accepted accounting principles consistently applied, including, without limitation, all fixed prepayments of, and sinking fund payments with respect to, Indebtedness and all estimated

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         taxes of the Borrower and its Subsidiaries required to be made within one year from the date of determination, PLUS without duplication (b) one-third (1/3) of the outstanding principal amount of the Revolving Credit Advances on such date.

                  "CONSOLIDATED FIXED CHARGES" shall mean as at the end of any fiscal quarter, the sum of (a) current maturities of long term indebtedness of the Borrower and its Subsidiaries outstanding, PLUS (b) Capitalized Lease obligations of the Borrower and its Subsidiaries outstanding, and (c) one-third (1/3) of the principal balance of the Revolving Credit Advances outstanding.

                  "CONSOLIDATED INTANGIBLE ASSETS" shall mean (a) all intercompany loans (without duplication for exclusions made in accordance with generally accepted accounting principles) and loans to any employee or officer of the Borrower or any Subsidiary, and all amounts payable to the Borrower or any Subsidiary from any of the aforesaid persons, (b) all assets which would be classified as intangible assets under generally accepted accounting principles consistently applied, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs), (c) treasury stock and minority interests in other corporations or business organizations, (d) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, and (e) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with generally accepted accounting principles consistently applied, should be established in connection with the business conducted by the Borrower and its Subsidiaries.

                  "CONSOLIDATED NET INCOME" shall mean the net income (or deficit) from operations of the Borrower and its Subsidiaries, after taxes, determined in accordance with generally accepted accounting principles consistently applied.

                  "CONSOLIDATED TANGIBLE NET WORTH" shall mean, at any date as of which the amount thereof shall be determined, the consolidated assets of the Borrower and its Subsidiaries less the sum of (a) Consolidated Intangible Assets and (b) the consolidated liabilities of the Borrower and its Subsidiaries.

                  "DEFAULT" shall mean an Event of Default or an event or condition which with the passage of time or giving of notice, or both, would become such an Event of Default.

                  "DISTRIBUTION" shall mean as to any Person: (a) the purchase, redemption, or other acquisition or retirement of any shares of any class of capital stock of such Person directly or indirectly, and (b) any setting apart or allocating any sum for the purchase, redemption or retirement of any shares of capital stock of such Person.

                  "ENVIRONMENTAL LAW" means any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, or any federal, state, county or local

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         statute, regulation, ordinance, order or decree relating to public health, welfare, the environment, or to the storage, handling, use or generation of hazardous substances in or at the workplace, worker health or safety, whether now existing or hereafter enacted.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "EVENT OF DEFAULT" shall have the meaning set forth in Section
         10.1 hereof.

                  "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean generally accepted accounting principles as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended.

                  "GUARANTY" or "GUARANTEE" or "GUARANTIES" shall include any arrangement whereby a Person is or becomes liable in respect of any Indebtedness or other obligation of another and any other arrangement whereby credit is extended to another obligor on the basis of any promise of a guarantor, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or to maintain the capital, the working capital, solvency or general financial condition of such obligor, whether or not such arrangement is listed in the balance sheet of the guarantor or referred to in a footnote thereto.

                  "INDEBTEDNESS" shall mean, as to any Person, all obligations, contingent and otherwise, which in accordance with generally accepted accounting principles consistently applied should be classified upon such Person's balance sheet as liabilities, but in any event including liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired by such Person whether or not the liability secured thereby shall have been assumed, letters of credit open for account, obligations under acceptance facilities, Capitalized Lease Obligations and all obligations on account of Guaranties, endorsements and any other contingent obligations in respect of the Indebtedness of others whether or not reflected on such balance sheet or in a footnote thereto.

                  "INTEREST PERIOD" shall mean with respect to each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan and ending one, two or three months thereafter, as the Borrower may request in a Pricing Notice, provided that:

                           (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the

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         calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

                           (iii) any Interest Period that would otherwise end after the Revolving Credit Termination Date with respect to a LIBOR Rate Loan representing a Revolving Credit Advance shall end on the Revolving Credit Termination Date; and

                           (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to any LIBOR Rate Loan would be for a shorter period, such Interest Period shall not be available hereunder.

                  "INVESTMENT" shall mean (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, and (c) any purchase of (i) stock or other securities of another Person or (ii) any business or undertaking of another Person (whether by purchase of assets or securities), any commitment or option to make any such purchase if, in the case of an option, the aggregate consideration paid for such option was in excess of $100, or (d) any other investment, in all cases whether existing on the date of this Agreement or thereafter made.

                  "LIBOR PRICING OPTION" shall mean the option granted to the Borrower pursuant to Section 2.4 hereof to have interest on all or a portion of the Revolving Credit Advances computed on the basis of the Applicable LIBOR Rate for an applicable Interest Period.

                  "LIBOR RATE" shall mean for any Interest Period for any LIBOR Rate Loan, the quotient of (i) the rate of interest determined by the Bank, at about 10:00 a.m. (Boston time) on the LIBOR Rate Fixing Day as being the rate at which deposits in U.S. dollars are offered to it by first-class banks in the London interbank market for deposit for such Interest Period in amounts comparable to the aggregate principal amount of LIBOR Rate Loans to which such Interest Period relates, divided by
         (ii) the difference between one (1) minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period. The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

                  "LIBOR RATE FIXING DAY" shall mean, in the case of any LIBOR Rate Loan, the second Business Day preceding the Business Day on which an Interest Period begins.

                  "LIBOR RATE LOAN" shall mean any Revolving Credit Advance hereunder upon which interest will accrue on the basis of a formula including as a component thereof the LIBOR Rate. The expiration date of any LIBOR Rate Loan shall be the last day of the Interest Period applicable to such LIBOR Rate Loan.

                  "MAXIMUM REVOLVING CREDIT AMOUNT" shall mean as of any date of determination, the lesser of (a) $25,000,000 less the "Converted Amount," if any, as defined in Section 2.12, or (b) the amount to which the Maximum Revolving Credit Amount may have been

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

         reduced pursuant to Section 2.8; provided that if the obligation of the Bank to make further Revolving Credit Advances is terminated upon the occurrence of an Event of Default, the Maximum Revolving Credit Amount as of any date of determination thereafter shall be deemed to be $0.

                  "1995 FINANCIAL STATEMENTS" shall mean the Consolidated Balance Sheet of the Borrower and its Subsidiaries as of January 31, 1995 and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the year then ended and notes to such financial statements.

                  "PENSION PLAN" shall mean an employee benefit plan or other plan maintained for the employees of the Borrower or any Subsidiary as described in Section 4021(a) of ERISA.

                  "PERSON" shall mean an individual, corporation, partnership, joint venture, association, estate, joint stock company, trust, organization, business, or a government or agency or political subdivision thereof.

                  "PRICING NOTICE" shall have the meaning set forth in Section 2.4.

                  "PRIME RATE" shall mean the rate of interest from time to time announced and made effective by the Bank at its main office in Burlington, Massachusetts as its "Prime Rate," it being understood that such rate is a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

                  "PRIME RATE LOANS" shall mean any Revolving Credit Advance hereunder upon which, or the Term Loan for the period of time during which, interest will accrue at the Prime Rate.

                  "REPORTABLE EVENT" shall mean an event reportable to the Pension Benefit Guaranty Corporation under Section 4043 of Title IV of ERISA.

                  "REVOLVING CREDIT ADVANCE" shall mean any loan or advance from the Bank to the Borrower pursuant to Section 2.1 this Agreement.

                  "REVOLVING CREDIT NOTE" shall mean the Revolving Credit Note executed in connection herewith substantially in the form of EXHIBIT A hereto.

                  "REVOLVING CREDIT TERMINATION DATE" shall mean October 20,
         1998.

                  "SUBSIDIARY" shall mean any Person of which the Borrower or other specified parent shall now or hereafter at the time own, directly or indirectly through one or more Subsidiaries or otherwise, sufficient voting stock (or other beneficial interest) to entitle it to elect at least a majority of the board of directors or trustees or similar managing body.

                  "TERM LOAN" shall have the meaning set forth in Section 2.12.

                  "TERM LOAN MATURITY DATE" shall have the meaning set forth in
         Section 2.12.

                  "UNUSED REVOLVING CREDIT AMOUNT" shall mean at any time the Maximum Revolving Credit Amount less the aggregate of all outstanding Revolving Credit Advances.

                  "WAFER FACTORY COSTS" shall mean any costs or related costs for the construction of any semi-conductor silicon wafer factory to be built by the Borrower or any of its Subsidiaries and the cost of any equipment included in the operation of such factory.

         Section 1.2. ACCOUNTING TERMS. All accounting terms used and not defined in this Agreement shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data required to be delivered hereunder shall be prepared in accordance with such principles.


                             ARTICLE 2. THE CREDITS

         Section 2.1. THE REVOLVING CREDIT. Subject to the terms and conditions hereof and so long as there is no Default, the Bank will make Revolving Credit Advances to the Borrower, from time to time, until the Revolving Credit Termination Date, as requested by the Borrower in accordance with Section 2.2; provided that the aggregate principal amount of all Revolving Credit Advances at any time outstanding hereunder shall not exceed the Maximum Revolving Credit Amount. The Borrower shall execute and deliver to the Bank the Revolving Credit Note to evidence the Revolving Credit Advances. Subject to the foregoing limitations and the provisions of Section 4.1 below, the Borrower may borrow, repay pursuant to Section 4.2 and reborrow Revolving Credit Advances hereunder from the date of this Agreement to the Revolving Credit Termination Date.

         Section 2.2. REQUESTS FOR REVOLVING CREDIT ADVANCES. Each Revolving Credit Advance shall be made on notice given by the Borrower to the Bank not later than 12:00 noon (Boston time) on the date of the proposed Borrowing (a "Notice of Revolving Credit Borrowing"); PROVIDED, HOWEVER that if the Borrower elects a LIBOR Pricing Option with respect to any Revolving Credit Advance in accordance with Section 2.4 hereof, such Notice of Revolving Credit Borrowing shall be given by the Borrower contemporaneously with a Pricing Notice in the manner and within the time specified in Section 2.4. Each such Notice of Revolving Credit Borrowing shall be by telephone or telecopy, in each case confirmed immediately in writing by the Borrower, specifying therein (a) the requested date of such Revolving Credit Advance, and (b) the amount of such Revolving Credit Advance (which must be a minimum of $250,000 in the case of requests for Prime Rate Loans and $500,000 and increments of $100,000 in the case of requests for LIBOR Rate Loans). The Borrower agrees to indemnify and hold the Bank harmless for any action, including the making of any Revolving Credit Advances hereunder, or loss or expense, taken or incurred by the Bank in good faith reliance upon such telephone request. At the time of the initial request for a Revolving Credit Advance made under this Section 2.2, the Borrower shall have provided the Bank with a Compliance Certificate. The Borrower hereby agrees (i) that the Bank shall be entitled to rely upon the Compliance Certificate most recently delivered to the Bank until it is superseded by a more recent Compliance Certificate, and (ii) that each request for a Revolving Credit Advance, whether by telephone or in writing or otherwise, shall constitute a confirmation of the representations and warranties contained in the most recent Compliance Certificate then in the Bank's possession.

         Section 2.3. INTEREST ON REVOLVING CREDIT ADVANCES. Subject to the terms of Section 2.4 relating to LIBOR Pricing Options, the Borrower shall pay interest on the unpaid balance of the Revolving Credit Advances from time to time outstanding at a per annum rate equal to the Prime Rate. Interest on the Revolving Credit Advances shall be payable monthly in arrears on the last day of each month, commencing November 30, 1995 and continuing until all of the Indebtedness of the Borrower to the Bank under the Revolving Credit Note shall have been paid in full.

         Section 2.4. ELECTION OF LIBOR PRICING OPTIONS. Subject to all the terms and conditions hereof and so long as there exists no Default, the Borrower may, by delivering a notice (a "Pricing Notice") to the Bank received at or before 10:00 a.m. Boston time on the date two Business Days prior to the commencement of the Interest Period selected in such Pricing Notice, elect to have all or a portion of the outstanding Revolving Credit Advances, as the Borrower may specify in such Pricing Notice, accrue and bear daily interest during the Interest Period so selected at a per annum rate equal to the Applicable LIBOR Rate for such Interest Period; PROVIDED, HOWEVER, that any such election made with respect to the Revolving Credit Advances shall be in an amount not less than $500,000 and in increments of $100,000; and PROVIDED FURTHER that no such election will be made if it would result in there being more than four (4) LIBOR Pricing Options in the aggregate outstanding at any one time. Interest on Revolving Credit Advances bearing interest at the Applicable LIBOR Rate shall be paid for the applicable Interest Period on the last day thereof and when such LIBOR Rate Loan is due (whether at maturity, by reason of acceleration or otherwise). Each Pricing Notice shall be substantially in the form of EXHIBIT D attached hereto and shall specify: (i) the selection of a LIBOR Pricing Option; (ii) the effective date and amount of Revolving Credit Advances subject to such LIBOR Pricing Option, subject to the limitations set forth herein; and (iii) the duration of the applicable Interest Period. Each Pricing Notice shall be irrevocable.

         Section 2.5. ADDITIONAL PAYMENTS. During the continuance of any Event of Default, the Borrower shall pay to the Bank additional interest on the unpaid principal balance of the Revolving Credit Note and, to the extent permitted by law, on any overdue installments of interest, at a rate per annum equal to the stated interest applicable to the Revolving Credit Advances or Term Loan plus 2%.

         Section 2.6. SET-OFF; COMPUTATION OF INTEREST; ETC. The Borrower hereby authorizes and directs the Bank, without prior notice to the Borrower, to charge the Borrower's deposit accounts with the Bank for all payments of principal and interest on the Revolving Credit Note and for all other amounts due under Sections 2.3, 2.5, 2.9, 2.11, 2.12, 4.1, 12 or 13.7 or any other provision hereof or of any other Bank Agreement. Interest hereunder and under the Revolving Credit Note shall be computed on the basis of a 360-day year for the number of days actually elapsed. Any increase or decrease in the interest rate on the Revolving Credit Note resulting from a change in the Base Rate shall be effective immediately from the date of such change. No interest payment or interest rate charged hereunder shall exceed the maximum rate authorized from time to time by applicable law. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment. The outstanding amount of the Revolving Credit Advances as reflected on the Bank's records from time to time shall be considered correct and binding on the Borrower (absent manifest error) unless within 30 days after receipt of any notice by the Bank of such outstanding amount, the Borrower notifies the Bank in writing to the contrary.

         Section 2.7. COMMITMENT FEE. For the period commencing from February 1, 1996, through the Revolving Credit Termination Date, the Borrower shall pay to the Bank a commitment fee of 3/8% per annum of the actual daily Unused Revolving Credit Amount. The facility fee shall be payable in arrears on May 1, 1996 and on the first day of each February, May, August and November thereafter.

         Section 2.8. REDUCTION OF COMMITMENT BY THE BORROWER. The Borrower at its option may, at any time and from time to time, irrevocably reduce in part (in integral multiples of $1,000,000) the unused portion of the Maximum Revolving Credit Amount on not less than five (5) Business Days' prior written notice to the Bank. No such reduction may be reinstated by the Borrower.

         Section 2.9. INCREASED COSTS, ETC.

                  (a) Anything herein to the contrary notwithstanding, if any changes in present or future applicable law (which term "applicable law", as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law), including without limitation any change according to a prescribed schedule of increasing requirements, whether or not known or in effect as of the date hereof, shall (i) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement or the payment to the Bank of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to the Bank of the principal of or the interest on the Revolving Credit Advances or any other amounts payable to the Bank hereunder, or (iii) impose or increase or render applicable any special or supplemental deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Bank in respect of the transactions contemplated herein, or (iv) impose on the Bank any other condition or requirement with respect to this Agreement or any Revolving Credit Advance, and the result of any of the foregoing is (A) to increase the cost to the Bank of making, funding or maintaining all or any part of the Revolving Credit Advances or its commitment hereunder, or (B) to reduce the amount of principal, interest or other amount payable to the Bank hereunder, or (C) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the

Borrower will upon demand made by the Bank promptly following the Bank's receipt of notice pertaining to such matters accompanied by calculations thereof in reasonable detail, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum; provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Bank. In determining the additional amounts payable hereunder, the Bank may use any reasonable method of averaging, allocating or attributing such additional costs, reductions, payments, foregone interest or other sums among its customers.

                  (b) Anything herein to the contrary notwithstanding, if, after the date hereof, the Bank shall have determined that any present or future applicable law, rule, regulation, guideline, directive or request (whether or not having force of law), including without limitation any change according to a prescribed schedule of increasing requirements, whether or not known or in effect as of the date hereof, regarding capital requirements for banks or bank holding companies generally, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any of the foregoing, either imposes a requirement upon the Bank to allocate additional capital resources or increases the Bank's requirement to allocate capital resources or the Bank's commitment to make, or to the Bank's maintenance of, the Revolving Credit Advances hereunder, which has or would have the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of the Bank's capital) but for such applicability, change, interpretation, administration or compliance, by any amount deemed by the Bank to be material, the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower. The Borrower and the Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate the Bank for such reduction. If the Borrower and the Bank are unable to agree to such adjustment within thirty (30) days of the day on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such applicability, change, interpretation, administration or compliance), the fees payable hereunder shall increase by an amount which will, in the Bank's reasonable determination, evidenced by calculations in reasonable detail furnished to the Borrower, compensate the Bank for such reduction, the Bank's determination of such amount to be conclusive and binding upon the Borrower, absent manifest error. In determining such amount, the Bank may use any reasonable methods of averaging, allocating or attributing such reduction among its customers. The provisions of this Section 2.9 shall be applied to the Borrower so as not to discriminate against the Borrower vis-a-vis other customers of the Bank.

         Section 2.10. USE OF PROCEEDS. The proceeds of all Revolving Credit Advances shall be used by the Borrower for working capital and general corporate purposes. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

         Section 2.11. CHANGED CIRCUMSTANCES.  In the event that:

                   (a) on any date on which the Applicable LIBOR Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, as applicable; or

                   (b) at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that

                       (i) the implementation of LIBOR Pricing Option has been made impracticable or unlawful by (A) the occurrence of a contingency that materially and adversely affects the London interbank market, or
         (B) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                       (ii) the LIBOR Rate shall no longer represent the effective cost to the Bank for U.S. dollar deposits in the London interbank market, as applicable for deposits in which they regularly participate;

then, and in such event, the Bank shall forthwith so notify the Borrower thereof. Until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Bank to allow election by the Borrower of a LIBOR Pricing Option shall be suspended. If at the time the Bank so notifies the Borrower, the Borrower has previously given the Bank a Pricing Notice with respect to a LIBOR Pricing Option, but the LIBOR Pricing Option requested therein has not yet gone into effect, such Pricing Notice shall automatically be deemed to be withdrawn and be of no force or effect. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the LIBOR Pricing Option with respect to all LIBOR Rate Loans shall be terminated and the Borrower shall pay all interest due on such LIBOR Rate Loans and any amounts required to be paid pursuant to Section 4.4.

         Section 2.12. CONVERSION TO TERM LOAN.

                   (a) At the Borrower's election, which may be exercised only once upon three (3) Business Days prior written notice to the Bank prior to October 20, 1998 (the "Election Date"), the Borrower may elect to convert all or a portion of the principal amount of the Revolving Credit Advances outstanding (the "Converted Amount") on the Election Date (the "Term Loan Amount") to a term loan (the "Term Loan"). Interest on the Term Loan shall accrue from the Election Date at the Prime Rate, subject to the Borrower's right to have the Term Loan bear interest at a fixed rate as provided in paragraph (b) below, and in either case interest shall be payable monthly in arrears on the last day of each month, commencing on the month immediately following the month of the Election Date. The principal of the term loan shall be repaid in thirty-six equal monthly installments in an amount equal to l/36 of the Term Loan Amount, payable monthly on the last day of each month, commencing on the month immediately following the month of the Election Date, with the outstanding principal balance and all accrued and unpaid interest and other charges due no later than October 20, 2001 (the "Term Loan Maturity Date").

                  (b) Subject to the terms and conditions of this Agreement and so long as there exists no Default, from time to time on any Business Day from and after the Revolving Credit Termination Date, the Borrower may request that the outstanding principal amount of the Term Loan bear interest at a fixed rate through the Term Loan Maturity Date, and, if such financing is then available and being offered to borrowers in the Bank's ordinary course of business, the Bank shall promptly quote a proposed fixed rate to the Borrower. If the Borrower accepts such proposed fixed rate at the time it is offered, the interest rate on the Term Loan shall accrue at such fixed rate from such date through the Term Loan Maturity Date, and the Borrower, at the request of the Bank, shall execute and deliver such confirmation thereof, including a revised note reflecting such change, as requested by the Bank. If the Borrower does not accept such proposed fixed rate at the time it is offered, the offer shall be deemed to be rejected, but the Borrower may thereafter request further fixed rate quotations in accordance with this Section 2.12(b).


             ARTICLE 3. CONDITIONS OF THE REVOLVING CREDIT ADVANCES

         Section 3.1. CONDITIONS TO FIRST REVOLVING CREDIT ADVANCE. The Bank's obligation to make the first Revolving Credit Advance shall be subject to compliance by the Borrower with its agreements contained in this Agreement, and to the condition precedent that the Bank shall have received each of the following, in form and substance satisfactory to the Bank and its counsel or in the form attached hereto as an Exhibit, as the case may be:

                  (a) The Revolving Credit Note duly executed by the Borrower.

                  (b) Copies of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Revolving Credit Note and the other Bank Agreements to which the Borrower is a party, certified by the Secretary or an Assistant Secretary of the Borrower (which certificate shall state that such resolutions are in full force and effect).

                  (c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the name and signatures of the officers of the Borrower authorized to sign this Agreement, the Revolving Credit Note, the other Bank Agreements to which the Borrower is a party and the other documents to be delivered by the Borrower hereunder.

                  (d) Certificates of legal existence and corporate good standing for the Borrower of recent date issued by the appropriate Maryland, Massachusetts and New Hampshire governmental authorities.

                  (e) Certificate of tax good standing for the Borrower of recent date issued by the appropriate Maryland, Massachusetts and New Hampshire governmental authorities.

                  (f) The opinion of Allan R. Campbell, General Counsel of the Borrower, dated the date of execution of this Agreement, in form and substance satisfactory to the Bank.

                  (g) A certificate of a duly authorized officer of the Borrower, dated the date of the first Revolving Credit Advance, to the effect that all conditions precedent on the part of the Borrower to the execution and delivery hereof and the making of the First Revolving Credit Advance have been satisfied.

                  (h) A Compliance Certificate dated the date of the first Revolving Credit Advance.

                  (i) Such other documents, certificates and opinions as the Bank may reasonably request.

         Section 3.2. CONDITIONS TO ALL REVOLVING CREDIT ADVANCES. The Bank's obligation to make any Revolving Credit Advance pursuant to this Agreement shall be subject to compliance by the Borrower with its agreements contained in this Agreement and each other Bank Agreement, and to the satisfaction, at or before the making of each Revolving Credit Advance, of all of the following conditions precedent:

                  (a) The representations and warranties herein and those made by or on behalf of the Borrower in any other Bank Agreement shall be correct as of the date on which any Revolving Credit Advance is made, with the same effect as if made at and as of such time (except as to transactions permitted hereunder and described in a Compliance Certificate previously delivered to the Bank and except that the references in Article 5 of this Agreement to the 1995 Financial Statements shall be deemed to refer to the most recent annual audited consolidated financial statements of the Borrower and its Subsidiaries furnished to the Bank.)

                  (b) On the date of any Revolving Credit Advance hereunder, there shall exist no Default.

                  (c) The making of the requested Revolving Credit Advance shall not be prohibited by any law or governmental order or regulation applicable to the Bank or to the Borrower, and all necessary consents, approvals and authorizations of any Person for any such Revolving Credit Advance shall have been obtained.


                        ARTICLE 4. PAYMENT AND REPAYMENT

         Section 4.1. MANDATORY PREPAYMENT.

                  (a) If at any time the aggregate outstanding principal balance of all Revolving Credit Advances made hereunder exceeds the Maximum Revolving Credit Amount, the Borrower shall immediately repay to the Bank an amount equal to such excess.

                  (b) The Borrower will make all required principal payments on the Term Loan on the dates when due.

         Section 4.2. VOLUNTARY PREPAYMENTS.

                  (a) The Borrower may make prepayments to the Bank of any outstanding principal amount of the Revolving Credit Advances or the Term Loan equal to $250,000 or an integral multiple thereof which are Prime Rate Loans in accordance with Section 4.2 at any time prior to 12:00 noon (Boston time) on any Business Day without premium or penalty.

                  (b) The Borrower may not make prepayments to the Bank of any Revolving Credit Advances which are LIBOR Rate Loans or on the Term Loan after a fixed rate has been elected under Section 2.12.

         Section 4.3. PAYMENT AND INTEREST CUTOFF. Notice of each prepayment pursuant to Section 4.2(a) shall be given to the Bank in the case of prepayment of Prime Rate Loans, not later than 12:00 noon (Boston time) on the date of payment, and shall specify the total principal amount of the Revolving Credit Advances to be paid on such date. Notice of prepayment having been given in compliance with this Section 4.3, the amount specified to be prepaid shall become due and payable on the date specified for prepayment and from and after said date (unless the Borrower shall default in the payment thereof) interest thereon shall cease to accrue. Unpaid interest on the principal amount of any Revolving Credit Advances or the Term Loan so prepaid accrued to the date of prepayment shall be due on the date of prepayment.

         Section 4.4. PAYMENTS NOT AT END OF INTEREST PERIOD. If the Borrower for any reason makes any payment of principal with respect to any LIBOR Rate Loan on any day other than the last day of the Interest Period applicable to such LIBOR Rate Loan, including without limitation by reason of acceleration, or fails to borrow a LIBOR Rate Loan after electing a LIBOR Pricing Option with respect thereto pursuant to Section 2.4, the Borrower shall pay to the Bank, an amount computed pursuant to the following formula:


                               L = (R - T) x P x D
                                   ---------------
360

         L    =   amount payable to the Bank
         R    =   the effective rate of interest on such LIBOR Rate Loan
         T        = the effective interest rate per annum at which any readily marketable bond or other obligation of the United States,
                  selected in the Bank's sole discretion, maturing on or near the last day of the then applicable Interest Period of such
                  LIBOR Rate Loan and in approximately the same amount as such
                  LIBOR Rate Loan can be purchased by the Bank on the day of such payment of principal or failure to borrow
         P    =   the amount of principal prepaid or the amount of the requested
                  LIBOR Rate Loan
         D    =   the number of days remaining in the Interest Period as of
                  the date of such payment or the number of days of the requested Interest Period

         Section 4.5. INDEMNIFICATION FOR LOSSES UPON PREPAYMENT OF FIXED RATE TERM LOAN. If the Borrower shall at any time repay or prepay any principal of the Term Loan which is bearing interest at a fixed rate on a date other than on the scheduled date for payment thereof (as a consequence of acceleration pursuant to Section 10.2 hereof, or otherwise), then the Borrower shall, on demand made by the Bank at any time, pay to the Bank a sum (in this Section 4.5 called the "Reimbursable Cost") which shall be determined by the Bank in the following manner after each such repayment or prepayment:

                  (a) FIRST, the Bank shall determine the amount by which:

                      (i) the total amount of interest which would have otherwise accrued under the Term Loan on the principal so paid, during the period (the "Reemployment Period") beginning on the date of such payment and ending on the stated maturity of such principal;

                                  shall exceed

                      (ii) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation customarily issued by the United States designated by the Bank in its sole discretion at or about the time of such payment (such bond or other obligation of the United States to be in an amount equal (as nearly as may be) to the amount of principal so paid and to have a maturity comparable to the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation).

                  (b) SECOND, the Bank shall divide such excess by the number of interest payments which Acquisition would have been required to make during the Reemployment Period, in accordance with the terms of the Term Loan in respect of the principal so paid, with the resulting amount being hereinafter called an "Installment Amount."

                  (c) THIRD, an Installment Amount shall be treated as payable on each date on which interest would have been payable by the Borrower during the Reemployment Period had the principal amount not been so paid.

                  (d) FOURTH, the amount to be paid on each such date shall be the present value of an Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable on the bond or other obligation of the United States designated as aforesaid by the Bank.


                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to enter into this Agreement and make the Revolving Credit Advances and the Term Loan as contemplated hereby, the Borrower hereby makes the following representations and warranties:

         Section 5.1. CORPORATE EXISTENCE, CHARTER DOCUMENTS, ETC. The Borrower and each Subsidiary is a corporation validly organized, legally existing and in good standing under the laws of the jurisdiction in which it is organized and has corporate power to own its properties and conduct its business as now conducted and as proposed to be conducted by it, except where any failure or violation of the foregoing by any Subsidiary would not have a material adverse effect on its or the Borrower's business, condition (financial or otherwise), results of operations, prospects or assets. Certified copies of the charter documents and By-Laws of the Borrower and each Subsidiary have been delivered to the Bank and are true, accurate and complete as of the date hereof.

         Section 5.2. PRINCIPAL PLACE OF BUSINESS; LOCATION OF RECORDS. Except as set forth on SCHEDULE 5.2, the Borrower's and each Subsidiary's principal place of business is located at 7 Continental Boulevard, Merrimack, NH 03054 (the "NH location") and the Borrower and each Subsidiary has had no other principal place of business during the last six months except for 8 Suburban Park Drive, Billerica, MA. All of the books and records or true and complete copies thereof relating to the accounts and contracts of the Borrower are and will be kept at the NH location. All such books and records of each Subsidiary are and will be kept at such locations set forth on SCHEDULE 5.2.

         Section 5.3. QUALIFICATION. The Borrower and each Subsidiary is duly qualified, licensed and authorized to do business and is in good standing as a foreign corporation in each jurisdiction where its failure to be so qualified would have a material adverse effect on the business, assets or condition, financial or otherwise, of the Borrower or any Subsidiary.

         Section 5.4. SUBSIDIARIES. The Borrower has no Subsidiaries except for those listed in SCHEDULE 5.4. All of the issued and outstanding capital stock of each Subsidiary listed on SCHEDULE 5.4 is owned of record and beneficially by the Borrower or other Person as set forth on SCHEDULE 5.4.

         Section 5.5. CORPORATE POWER. The execution, delivery and performance of this Agreement, the Revolving Credit Note and all other Bank Agreements and other documents delivered or to be delivered by the Borrower or any Subsidiary to the Bank, and the incurrence of Indebtedness to the Bank hereunder or thereunder, now or hereafter owing,

                  (a) are within the corporate powers of the Borrower and each Subsidiary, as the case may be, having been duly authorized by its Board of Directors or other similar governing body, and, if required by law, by its charter documents or by its By-Laws, by its stockholders;

                  (b) do not require any approval or consent of, or filing with, any governmental agency or other Person (or such approvals and consents have been obtained and delivered to the Bank) and are not in contravention of law or the terms of the charter documents or By-Laws of the Borrower and each Subsidiary or any amendment thereof;

                  (c) do not and will not

                      (i) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower, any Subsidiary or any of their respective properties are bound or affected,

                      (ii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature on any property now owned or hereafter acquired by the Borrower or any Subsidiary, except as provided in the Bank Agreements, or

                      (iii) result in a violation of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, now in effect having applicability to the Borrower or any Subsidiary, or to any of their respective properties.

         Section 5.6. VALID AND BINDING OBLIGATIONS. This Agreement, the Revolving Credit Note, and all the other Bank Agreements executed in connection herewith and therewith constitute, or will constitute when delivered, the valid and binding obligations of the Borrower and its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be subject to bankruptcy, insolvency, moratorium and other laws affecting the rights and remedies of creditors and secured parties and to the exercise of judicial discretion in accordance with general equitable principles.

         Section 5.7. OTHER AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any charter or corporate restriction, which is likely to have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or any Subsidiary, or which restricts the ability of the Borrower or any Subsidiary to carry out any of the provisions of this Agreement, the Revolving Credit Note or any of the Bank Agreements executed in connection herewith and therewith.

         Section 5.8. PAYMENT OF TAXES. The Borrower and its Subsidiaries have filed all tax returns which are required to be filed by them and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received. All federal tax returns of the Borrower and its Subsidiaries through their fiscal year ended in 199_ have been audited by the Internal Revenue Service or are not subject to such audit by virtue of the expiration of the applicable period of limitation, and the results of such audits are fully reflected in the balance sheet contained in the 1995 Financial Statements. The Borrower knows of no material additional assessments since such date for which adequate reserves appearing in the balance sheet contained in the 1995 Financial Statements have not been established. The Borrower and its Subsidiaries have made adequate provisions for all current taxes, and to the best of the Borrower's knowledge there will not be any additional assessments for any fiscal periods prior to and including that which ended on the date of said balance sheet in excess of the amounts reserved therefor.

         Section 5.9. FINANCIAL STATEMENTS. All balance sheets, statements and other financial information furnished to the Bank in connection with this Agreement and the transactions contemplated hereby (each of which is listed on SCHEDULE 5.9), including, without limitation, the 1995 Financial Statements, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except for the absence of footnotes with interim statements) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries and all such information so furnished was true, correct and complete as of the date thereof.

         Section 5.10. OTHER MATERIALS FURNISHED. No written information, exhibits, memoranda or reports furnished to the Bank by or on behalf of the Borrower or any Subsidiary in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

         Section 5.11. CHANGES IN CONDITION. Since the date of the balance sheet contained in the 1995 Financial Statements, there has been no material adverse change in the business or assets or in the condition, financial or otherwise, of the Borrower or any Subsidiary, and neither the Borrower nor any Subsidiary has entered into any transaction outside of the ordinary course of business which is material to the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary has any contingent liabilities of any material amount which are not referred to in the 1995 Financial Statements.

         Section 5.12. ASSETS, LICENSES, ETC.

                   (a) The Borrower and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their assets, real and personal, including the assets carried on their books and reflected in the 1995 Financial Statements, subject to no liens, charges or encumbrances, except for (i) liens, charges and encumbrances described in SCHEDULE 5.15 and permitted by Section 9.2 hereof, and (ii) assets sold, abandoned or otherwise disposed of in the ordinary course of business.

                   (b) The Borrower and its Subsidiaries own all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct their business as heretofore conducted by them, now conducted by them and proposed to be conducted by them. To their knowledge, the Borrower and its Subsidiaries conduct their respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. To the best knowledge of the Borrower, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower and its Subsidiaries.

         Section 5.13. LITIGATION. There is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency pending or, to the knowledge of the Borrower, threatened, or any basis therefor, which involves a material risk of any judgment or liability which could result in any material adverse change in the business or assets or in the condition, financial or otherwise, of the Borrower or any Subsidiary, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency has been issued against the Borrower or any Subsidiary which has or may have a material adverse effect on the business or assets or on the condition, financial or otherwise, of the Borrower or any Subsidiary.

         Section 5.14. PENSION PLANS. No employee benefit plan established or maintained by the Borrower or any Subsidiary or any other Person a member of the same "control group," as the Borrower (a "Pension Affiliate"), within the meaning of Section 302(f)(6)(b) of ERISA, (including any multi-employer plan to which the Borrower or any Subsidiary contributes) which is subject to Part 3 of Subtitle B of Title I of the ERISA, had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such plan to which Part 3 of Subtitle B of Title I of ERISA applied, and no material liability under Title IV of ERISA has been, or is expected by the Borrower or any Subsidiary to be, incurred with respect to any such plan by the Borrower or any Subsidiary or any Pension Affiliate. The execution and delivery by the Borrower of this Agreement and the other Bank Agreements executed on the date hereof will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrower and its Subsidiaries have no Pension Plan other than those described on SCHEDULE 5.14.

         Section 5.15. OUTSTANDING INDEBTEDNESS. The outstanding amount of Indebtedness for borrowed money, including Capitalized Lease Obligations and Guaranties of borrowed money, of the Borrower and its Subsidiaries as of the date hereof, is correctly set forth in SCHEDULE 5.15 hereto, and said Schedule correctly describes the credit agreements, guaranties, leases and other instruments pursuant to which such Indebtedness has been incurred and all security interests securing such Indebtedness. Said schedule also describes all agreements and other arrangements pursuant to which the Borrower or any Subsidiary may borrow any money.

         Section 5.16. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.16,

                   (a) None of the Borrower, any Subsidiary or any operator of any of their respective properties is in violation, or to the Borrower's knowledge is in alleged violation, of any Environmental Law, which violation would have a material adverse effect on the business, assets or financial condition of the Borrower or any Subsidiary.

                  (b) None of the Borrower, any Subsidiary or any operator of any of their respective properties has received notice from any third party, including without limitation any federal, state, county, or local governmental authority, (i) that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA") or any equivalent state law, with respect to any site or location; (ii) that any hazardous waste, as defined in 42 U.S.C. [section] 6903(5), any hazardous substances, as defined in 42 U.S.C. [section] 9601(14), any pollutant or contaminant, as defined in 42 U.S.C. [section] 9601(33), or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of, has been found at any site at which a federal, state, county, or local agency or other third party has conducted or has ordered the Borrower, any Subsidiary or another third party or parties (E.G. a committee of potentially responsible parties) to conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise) or legal or administrative proceeding arising out of any actual or alleged release or threatened release of Hazardous Substances. For purposes of this Agreement, "release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of Hazardous Substances into the environment.

                   (c) (i) The Borrower, each Subsidiary and each operator of any real property owned or operated by the Borrower is in compliance, in all material respects, with all provisions of the Environmental Laws relating to the handling, manufacturing, processing, generation, storage or disposal of any Hazardous Substances; (ii) to the best of the Borrower's knowledge, no portion of property owned, operated or controlled by the Borrower or any Subsidiary has been used for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (iii) to the best of the Borrower's knowledge, there have been no releases or threatened releases of Hazardous Substances on, upon, into or from any property owned, operated or controlled by the Borrower or any Subsidiary, which releases could have a material adverse effect on the value of such properties or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases of Hazardous Substances on, upon, from or into any real property in the vicinity of the real properties owned, operated or controlled by the Borrower or any Subsidiary which, through soil or groundwater contamination, may have come to be located on the properties of the Borrower or any Subsidiary; (v) to the best of the Borrower's knowledge, there have been no releases of Hazardous Substances on, upon, from or into any real property formerly but no longer owned, operated or controlled by the Borrower or the Subsidiary.

                   (d) None of the properties of the Borrower or the Subsidiary is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

         Section 5.17. FOREIGN TRADE REGULATIONS. Neither the Borrower nor any Subsidiary is (a) a person included within the definition of "designated foreign country" or "national" of a "designated foreign country" in Executive Order No. 8389, as amended, in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of the said Orders or Regulations, or of any regulations, interpretations, or rulings issued thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (b) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

         Section 5.18. GOVERNMENTAL REGULATIONS. None of the Borrower, any Subsidiary or any Affiliate of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, or is a common carrier under the Interstate Commerce Act, or is engaged in a business or activity subject to any statute or regulation which regulates the incurring by the Borrower of Indebtedness for borrowed money, including statutes or regulations relating to common or contract carriers or to the sale of electricity, gas, steam, water, telephone or telegraph or other public utility services.

         Section 5.19. MARGIN STOCK. Neither the Borrower nor any Subsidiary owns any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder, nor is the Borrower or any Subsidiary engaged principally or as one of its important activities in extending credit which is used for the purpose of purchasing or carrying margin stock.

                       ARTICLE 6. REPORTS AND INFORMATION

         Section 6.1. QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Bank (a) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and consolidated and consolidating statements of operations and cash flows of the Borrower and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail; and (b) a Compliance Certificate.

         Section 6.2. ANNUAL FINANCIAL STATEMENTS. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower shall furnish to the Bank (a) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case (other than the consolidating statements) reported on by Coopers & Lybrand L.L.P., or other independent certified public accountants of recognized national standing acceptable to the Bank, which report shall express, without reliance upon others, a positive opinion regarding the fairness of the presentation of such financial statements in accordance with generally accepted accounting principles consistently applied, said report to be without qualification, except in cases of unresolved litigation and accounting changes with which such accountants concur, together with the statement of such accountants that they have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Default exists hereunder or specifying any Default and the nature thereof, and (b) a Compliance Certificate.

         Section 6.3. PRO FORMA STATEMENTS AND BUDGET. As soon as available, but in any event not less than thirty (30) days prior to the commencement of each fiscal year, beginning with the fiscal year commencing February 1, 1996, the Borrower shall furnish to the Bank management prepared pro-forma balance sheets and statements of operations and cash flows for the succeeding fiscal year, on a quarter-by-quarter basis and all revisions to such projections made by the Borrower during such fiscal year.

         Section 6.4. NOTICE OF DEFAULTS. As soon as possible, and in any event within five (5) days after the occurrence of each Default, the Borrower shall furnish to the Bank the statement of its chief executive officer or chief financial officer setting forth details of such Default and the action which the Borrower has taken or proposes to take with respect thereto.

         Section 6.5. NOTICE OF LITIGATION. Promptly after the commencement thereof, the Borrower shall furnish the Bank written notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary, which, if adversely determined, would have a material adverse affect on the business, assets, or condition, financial or otherwise, of the Borrower or any Subsidiary.

         Section 6.6. COMMUNICATIONS WITH OTHERS. The Borrower shall furnish the Bank with copies of all regular, periodic and special reports and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national or regional securities exchange.

         Section 6.7. REPORTABLE EVENTS. At any time that the Borrower or any Subsidiary has a Pension Plan, the Borrower shall furnish to the Bank, as soon as possible, but in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the statement of its chief executive officer or chief financial officer setting forth the details of such Reportable Event and the action which the Borrower or any Subsidiary has taken or proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

         Section 6.8. REPORTS TO OTHER CREDITORS. Promptly after filing the same, the Borrower shall furnish to the Bank copies of any compliance certificate and other information furnished to any other holder of the securities (including debt obligations) of the Borrower or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other provision of this Agreement.

         Section 6.9. COMMUNICATIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS. At any reasonable time and from time to time, the Borrower shall provide the Bank and any agents or representatives of the Bank access to the independent public accountants of the Borrower to discuss the Borrower's financial condition, including, without limitation any recommendations of such independent public accountants concerning the management, finances, financial controls or operations of the Borrower and its Subsidiaries. Promptly after the receipt thereof, the Borrower shall furnish to the Bank copies of any written recommendations concerning the management, finances, financial controls, or operations of the Borrower or any Subsidiary received from the Borrower's independent public accountants.

         Section 6.10. ENVIRONMENTAL REPORTS. The Borrower shall furnish to the
Bank: (a) not later than seven days after notice thereof, notice of any enforcement actions, or, to the knowledge of the Borrower, threatened enforcement actions affecting the Borrower or any Subsidiary by any Governmental Agency related to Environmental Laws; (b) copies, promptly after they are received, of all orders, notices of responsibility, notices of violation, notices of enforcement actions, and assessments, and other written communications pertaining to any such orders, notices, claims and assessments received by the Borrower or any Subsidiary from any Governmental Agency; (c) not later than seven days after notice thereof, notice of any civil claims or threatened civil claims affecting the Borrower or any Subsidiary by any third party alleging any violation of Environmental Laws or harm to human health or the environment; (d) copies of all cleanup plans, site assessment reports, response plans, remedial proposals, or other submissions of the Borrower or any Subsidiary, other third party (e.g., committee of potentially responsible parties at a Superfund site), or any combination of same, submitted to a Governmental Agency in response to any communication referenced in subsections
(a) and (b) herein simultaneously with their submission to such Governmental Agency; and (e) from time to time, on request of Bank, evidence satisfactory to the Bank of the Borrower's and its Subsidiaries' insurance coverage, if any, for any environmental liabilities.

         Section 6.11. MISCELLANEOUS. The Borrower shall provide the Bank with such other information as the Bank may from time to time reasonably request respecting the business, properties, prospects, condition or operations, financial or otherwise, of the Borrower and its Subsidiaries.


                         ARTICLE 7. FINANCIAL COVENANTS

         On and after the date hereof, until all of the Bank Obligations shall have been paid in full and the Bank shall have no commitment hereunder, the Borrower and its Subsidiaries shall observe the following covenants:

         Section 7.1. CONSOLIDATED NET INCOME. The Borrower and its Subsidiaries shall earn Consolidated Net Income of not less than $1 for each fiscal quarter, commencing with the quarter ending July 29, 1995.

         Section 7.2. CONSOLIDATED CURRENT RATIO. The Borrower and its Subsidiaries at all times shall maintain a minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than (a) 1.10-to-1 as of the end of each fiscal quarter through January 31, 1996, (b) 1.20-to-1 as of the end of each fiscal quarter from February 1, 1996 through January 31, 1997, and
(c) 1.30-to-1 as of the end of each fiscal quarter thereafter.

         Section 7.3. RATIO OF CONSOLIDATED LIABILITIES TO CONSOLIDATED TANGIBLE NET WORTH. The Borrower and its Subsidiaries shall not permit the ratio of consolidated total liabilities to Consolidated Tangible Net Worth to be greater than 0.75-to-1 as of the end of any fiscal quarter.

         Section 7.4. RATIO OF CONSOLIDATED CASH FLOW TO CONSOLIDATED FIXED CHARGES. The Borrower and its Subsidiaries shall not permit as of the end of any fiscal quarter, commencing with the quarter ending July 29, 1995, the ratio of
(a) Consolidated Cash Flow for the four-quarter period ending on such date to
(b) Consolidated Fixed Charges to be less than 1.50-to-1.

         Section 7.5. CONSOLIDATED TANGIBLE NET WORTH. The Borrower and its Subsidiaries at all times shall maintain a Consolidated Tangible Net Worth of not less than the sum of (a) Sixty-Five Million Dollars ($65,000,000) plus (b) 75% of cumulative Consolidated Net Income (without deduction for any losses) for each fiscal quarter, commencing with the fiscal quarter ending July 29, 1995.

         Section 7.6. CONSOLIDATED CAPITAL EXPENDITURES.

                  (a) The Borrower and its Subsidiaries shall not make or incur any expenditure for Wafer Factory Costs or for fixed or capital assets, including assets financed under Capitalized Leases, if, after giving effect thereto, the aggregate of all such expenditures made by the Borrower and its Subsidiaries would at any time exceed $120,000,000 from the date hereof through October 20, 1998, without the prior written approval of the Bank.

                  (b) The Borrower and its Subsidiaries shall not make or incur any expenditure (excluding Wafer Factory Costs) for fixed or capital assets, including assets financed under Capital Leases, if after giving effect thereto, the aggregate of all such expenditures made by the Borrower and its Subsidiaries would exceed $20,000,000 in any fiscal year, without prior written approval of the Bank, PROVIDED, HOWEVER, the Borrower may carry over any unused portion of such $20,000,000 in any fiscal year to be used for such expenditures in any subsequent fiscal year.


                        ARTICLE 8. AFFIRMATIVE COVENANTS

         On and after the date hereof, until all of the Bank Obligations shall have been paid in full and the Bank shall have no commitment hereunder, the Borrower covenants that it will, and will cause each of its Subsidiaries to, comply with the following covenants and provisions:

         Section 8.1. EXISTENCE AND BUSINESS. The Borrower and each Subsidiary will (a) subject to Section 9.6, preserve and maintain its corporate existence and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, (b) preserve and maintain in full force and effect all material rights, licenses, patents and franchises, (c) comply in all material respects with all valid and applicable statutes, rules and regulations necessary for the conduct of business, and (d) engage only in the businesses which it is conducting on the date of this Agreement - the design, manufacture and sale of analog/linear integrated circuits and related lines of business.

         Section 8.2. TAXES AND OTHER OBLIGATIONS. The Borrower and each Subsidiary (a) will duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all material taxes, assessments and other governmental charges, imposed upon it and its properties, sales and activities, or upon the income or profits therefrom, as well as the claims for labor, materials, or supplies which if unpaid might by law result in a lien or charge upon any of its properties; provided, however, that the Borrower and any Subsidiary may contest any such charges or claims in good faith so long as (i) an adequate reserve therefor has been established and is maintained if and as required by generally accepted accounting principles and (ii) no action to foreclose any such lien has been commenced, and (b) will promptly pay or cause to be paid when due, or in conformance with customary trade terms (but not later than 60 days from the due date in the case of trade debt), all lease obligations, trade debt and all other Indebtedness incident to its operations. The Borrower and each Subsidiary shall cause all applicable tax returns and all amounts due thereunder to be filed and paid, as the case may be, in order to maintain its good standing with the Internal Revenue Service and state, local and foreign tax authorities.

         Section 8.3. MAINTENANCE OF PROPERTIES AND LEASES. The Borrower and each Subsidiary shall maintain, keep and preserve all of its properties (tangible and intangible) in good repair and working order, ordinary wear and tear excepted. The Borrower and each Subsidiary shall replace and improve its properties as necessary for the conduct of its business. The Borrower and each Subsidiary shall comply in all material respects with all leases naming it as lessee.

         Section 8.4. INSURANCE. The Borrower and each Subsidiary (a) will keep its principal assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion or hazards, by extended coverage in an amount satisfactory to the Bank, and (b) will maintain with financially sound and reputable insurers insurance against other hazards and risks and liability to persons and property to the extent and in a manner reasonably satisfactory to the Bank, and in any event as customary for companies in similar businesses similarly situated; PROVIDED, HOWEVER, that on prior notice to the Bank it may effect workmen's compensation insurance through an insurance fund operated by such state or jurisdiction and may also be a self-insurer with respect to workmen's compensation and with respect to group medical benefits under any medical benefit plan. On request of the Bank from time to time, the Borrower will render to the Bank a statement in reasonable detail as to all insurance coverage required by this Section. A description of the material elements of insurance coverage of the Borrower and its Subsidiaries as of the date hereof is set forth on SCHEDULE 8.4.

         Section 8.5. RECORDS, ACCOUNTS AND PLACES OF BUSINESS. The Borrower and each Subsidiary shall maintain comprehensive and accurate records and accounts in accordance with generally accepted accounting principles consistently applied. The Borrower and each Subsidiary shall maintain adequate and proper reserves. The Borrower and each Subsidiary will promptly notify the Bank of (a) any changes in the places of business of the Borrower and its Subsidiaries and
(b) any additional places of business which may arise hereafter.

         Section 8.6. INSPECTION. At any reasonable time and from time to time, the Borrower shall permit the Bank and any of the Bank's agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of its officers or directors and with the Borrower's independent accountants.

         Section 8.7. MAINTENANCE OF ACCOUNTS. The Borrower and its domestic Subsidiaries shall maintain the Bank as their primary depository for their operating, concentration and disbursement accounts.


                          ARTICLE 9. NEGATIVE COVENANTS

         On and after the date hereof, until all of the Bank Obligations shall have been paid in full and the Bank shall have no commitment hereunder, the Borrower covenants that neither it nor any of its Subsidiaries will:

         Section 9.1. RESTRICTIONS ON INDEBTEDNESS. Create, incur, suffer or permit to exist, or assume or guarantee, either directly or indirectly, or otherwise become or remain liable with respect to, any Indebtedness, except the following:

                  (a) Indebtedness outstanding at the date of this Agreement as set forth on SCHEDULE 5.15 but no refinancings thereof.

                  (b) Indebtedness on account of Consolidated Current Liabilities (other than for money borrowed) incurred in the normal and ordinary course of business.

                  (c) Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 8.2 hereof, (ii) judgments or awards which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which the Borrower or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review in a manner satisfactory to the Bank and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which adequate reserves have been established in accordance with generally accepted accounting principles, and (iii) endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business.

                  (d) Indebtedness in an amount not to exceed $5,000,000 in respect of purchase money security interests permitted under Section 9.2(b) hereof, without prior written approval from the Bank.

                  (e) Indebtedness to the Bank.

         Section 9.2. RESTRICTION ON LIENS. Create or incur or suffer to be created or incurred or to exist any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any of its property or assets of any character, whether now owned or hereafter acquired, or transfer any of such property or assets for the purposes of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors, or acquire or agree or have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including Capitalized Leases) or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors, or sell, assign, pledge or otherwise transfer for security any of its accounts, contract rights, general intangibles, or chattel paper (as those terms are defined in the Massachusetts Uniform Commercial Code) with or without recourse; PROVIDED, HOWEVER, that the Borrower or any Subsidiary may create or incur or suffer to be created or incurred or to exist:

                  (a) Existing liens and security interests described in
SCHEDULE 5.15 securing presently outstanding Indebtedness permitted by Section 9.1(a).

                  (b) Purchase money security interests (which term shall include mortgages, conditional sale contracts, Capitalized Leases and all other title retention or deferred purchase devices) to secure the purchase price of property acquired hereafter by the Borrower, or to secure Indebtedness incurred solely for the purpose of financing such acquisitions; PROVIDED, HOWEVER, that no such purchase money security interests shall extend to or cover any property other than the property the purchase price of which is secured by it, and that the principal amount of Indebtedness (whether or not assumed) with respect to each item of property subject to such a security interest shall not exceed the fair value of such item on the date of its acquisition.

                  (c) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security; liens in respect of judgments or awards to the extent such judgments or awards are permitted as

Indebtedness by the provisions of Section 9.1(c); and liens for taxes, assessments or governmental charges or levies and liens to secure claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 8.2.

                  (d) Encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property which do not materially detract from the value of such property or impair its use in the business of the owner or lessee.

                  (e) Liens (other than judgments and awards) created by or resulting from any litigation or legal proceeding, provided the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings satisfactory to the Bank.

                  (f) Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented.

         Nothing contained in this Section 9.2 shall permit the Borrower to incur any Indebtedness or take any other action or permit to exist any other condition which would be in contravention of any other provision of this Agreement.

         Section 9.3. INVESTMENTS. Have outstanding or hold or acquire or make or commit itself to acquire or make any Investment except the following:

                  (a) Investments having a maturity of less than one year from the date thereof by the Borrower in: (i) obligations of the Bank; (ii) obligations of the United States of America or any agency or instrumentality thereof; (iii) repurchase agreements involving securities described in clauses
(i) and (ii) with the Bank; and (iv) commercial paper or other financial instruments which are rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc. or Standard & Poor's Corporation, respectively, or their successors.

                  (b) Existing Investments of the Borrower in its Subsidiaries, as described on Schedule 5.4 and other existing Investments described in note C of the 1995 Financial Statements.

                  (c) Investments consisting of normal travel and similar advances to employees of the Borrower and its Subsidiaries not exceeding $1,000,000 in the aggregate at any one time outstanding.

                  (d) Other Investments, including strategic joint ventures; provided that the amount of such Investments made in any fiscal year plus the amount incurred by the Borrower in connection with mergers and acquisitions under Section 9.6(b) in any fiscal year does not exceed $5,000,000 without the Bank's prior written consent.

         Section 9.4. DISPOSITIONS OF ASSETS. Sell, lease or otherwise dispose of any assets except for the sale, lease or other disposition of inventory or other property (not including receivables) in the ordinary course of business or the real property set forth on SCHEDULE 9.4.

         Section 9.5. ASSUMPTIONS, GUARANTIES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. Assume, guarantee, endorse or otherwise be or become directly or contingently liable (including, without limitation, by way of agreement, contingent or otherwise, to purchase, provide funds for payment, supply funds to or otherwise invest in any Person or otherwise assure the creditors of any such Person against loss) in connection with any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         Section 9.6. MERGERS, ACQUISITIONS, ETC. Enter into any merger or consolidation with or acquire all or substantially all of the assets of any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except that (a) any Subsidiary may merge into the Borrower or any other Subsidiary, and (b) the Borrower and any Subsidiary may enter into a merger with or acquire all or substantially all of the assets of another entity, provided that (i) the Board of Directors of the target entity has approved such acquisition and made a favorable recommendation to its stockholders and (ii) immediately after and giving effect thereto, no event shall occur and be continuing which constitutes or which, upon the passage of time or giving of notice or both would constitute, a Default (including under Section 8.1 and including under Article 7, assuming that the financial restrictions set forth in Article 7 are applied immediately after and giving effect to such merger or acquisition) and provided further that the Borrower or such Subsidiary is the surviving corporation to any such merger and provided further that the Borrower and its Subsidiaries shall not enter into any agreement for or consummate any merger or acquisition under this clause (b) if the aggregate amount incurred by the Borrower and its Subsidiaries for all such mergers and acquisitions in any twelve-month period plus the amount of Investments made by the Borrower under Section 9.3(d) in such fiscal year would exceed $5,000,000, without the Bank's prior written consent.

         Section 9.7. ERISA. At any time while the Borrower or any Subsidiary has a Pension Plan, permit any accumulated funding deficiency to occur with respect to any Pension Plan or other employee benefit plans established or maintained by the Borrower or any Subsidiary or to which contributions are made by the Borrower or any Subsidiary (the "Plans"), and which are subject to the "Pension Reform Act" and the rules and regulations thereunder or to Section 412 of the Code, and at all times comply in all material respects with the provisions of the Act and Code which are applicable to the Plans. The Borrower will not permit the Pension Benefit Guaranty Corporation to cause the termination of any Pension Plan under circumstances which would cause the lien provided for in Section 4068 of the Pension Reform Act to attach to the assets of the Borrower or any Subsidiary.

         Section 9.8. DISTRIBUTIONS. Make any Distribution or make any other payment on account of the purchase, acquisition, redemption, or other retirement of any shares of stock, whether now or hereafter outstanding in an amount in excess of $20,000,000 during the fiscal year ending January 31, 1996 and $10,000,000 in each fiscal year thereafter.

         Section 9.9. SALE AND LEASEBACK. Sell or transfer any of its properties with the intention of taking back a lease of the same property or leasing other property for substantially the same use as the property being sold or transferred.

         Section 9.10. TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except that the Borrower and its Subsidiaries may pay salaries, fees and bonuses, grant stock options and other forms of compensation to its directors, officers and employees as are usual and customary in the Borrower's or its Subsidiaries' business.


                   ARTICLE 10. EVENTS OF DEFAULT AND REMEDIES

         Section 10.1. EVENTS OF DEFAULT. Each of the following events shall be deemed to be Events of Default hereunder:

                   (a) The Borrower shall fail to make any payment in respect of
(i) the principal of any of the Bank Obligations as the same shall become due, whether at the stated payment dates or by acceleration or otherwise, or (ii) interest or commitment fees on or in respect of any of the Bank Obligations as the same shall become due, and such failure shall continue for a period of five
(5) days.

                   (b) The Borrower or any Subsidiary shall fail to perform or observe any of the terms, covenants, conditions or provisions of Articles 6, 7, 8 or 9 hereof.

                   (c) The Borrower or any Subsidiary shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by the Borrower under this Agreement or any other Bank Agreement, and such failure shall not be rectified or cured to the Bank's satisfaction within thirty
(30) days after the occurrence thereof.

                   (d) The Bank shall determine that any representation or warranty of the Borrower herein or in any other Bank Agreement or any amendment to any thereof shall have been materially false or misleading at the time made or intended to be effective.

                   (e) The Borrower shall fail to make any payment of Indebtedness for money borrowed by the Borrower in an outstanding principal amount of not less than $100,000 when such payment is due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or shall fail to perform or observe any provision of any agreement or instrument relating to such Indebtedness, and such failure shall permit the holder thereof to accelerate such Indebtedness.

                    (f) The Borrower or any Subsidiary shall be involved in financial difficulties as evidenced:

                        (1) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

                        (2) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

                        (3) by the entry of an order for relief in any involuntary case commenced under said Title 11;

                        (4) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                        (5) by the entry of an order by a court of competent jurisdiction (1) by finding it to be bankrupt or insolvent, (2) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (3) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed on appeal or otherwise stayed within 30 days;

                        (6) by the filing of a petition against the Borrower or any Subsidiary under said Title 11 which shall not be vacated within 30 days; or

                        (7) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

                   (g) There shall have occurred a judgment against the Borrower or any Subsidiary in any court (i) for an amount in excess of 10% of the Consolidated Tangible Net Worth of the Borrower at the time of such judgment, and from which no appeal has been taken or with respect to which all appeal periods have expired, unless such judgment is, to the Bank's satisfaction, insured in an amount sufficient to reduce such judgment to less than 5% of the Consolidated Tangible Net Worth of the Borrower at the time of such judgment, or
(ii) which shall have a material adverse effect upon the assets, properties or condition, financial or otherwise, of the Borrower.

                   (h) Any "Event of Default" under any other Bank Agreement shall have occurred.

                   (i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of capital stock of the Borrower having 20% or more of the ordinary voting power in the election of directors.

         Section 10.2. REMEDIES. Upon the occurrence of an Event of Default, in each and every case, the Bank may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement or any other Bank Agreement or in any instrument delivered to the Bank pursuant hereto or thereto, or in aid of the exercise of any power granted in this Agreement, any Bank Agreement or any such instrument, and (unless there shall have occurred an Event of Default under Section 10.1(f), in which case the unpaid balance of Bank Obligations shall automatically become due and payable) may, by notice in writing to the Borrower declare (a) its obligation to make Revolving Credit Advances to be terminated, whereupon such obligation shall be terminated and (b) declare all or any part of the unpaid balance of the Bank Obligations then outstanding to be forthwith due and payable, whereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. In such event, the Bank may proceed to enforce payment of such balance or part thereof in such manner as it may elect, and the Bank may offset and apply toward the payment of such balance or part thereof any Indebtedness of it or any Subsidiary to the Borrower, or to any obligor on the Bank Obligations, including any Indebtedness represented by deposits in any general or special account maintained with the Bank or with any other bank controlling, controlled by or under common control with the Bank.


                    ARTICLE 11. WAIVERS; AMENDMENTS; REMEDIES

         No delay or omission on the part of the Bank in exercising its rights and remedies against the Borrower or any other interested party shall constitute a waiver of any rights or remedies of the Bank. A breach by the Borrower of its obligations under this Agreement may be waived only by a written waiver executed by the Bank. The Bank's waiver of a breach by the Borrower in one or more instances shall not constitute or otherwise be an implicit waiver of subsequent breaches. To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive (a) all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor in connection with any of the Indebtedness evidenced by the Revolving Credit Note, (b) any requirement of diligence or promptness on the Bank's part in the enforcement of its rights under the provisions of this Agreement or any Bank Agreement, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law with respect to the Borrower's liability (i) under this Agreement or in respect of the Indebtedness evidenced by the Revolving Credit Note or any other Bank Obligation or (ii) under any other Bank Agreement. No course of dealing between the Borrower and the Bank shall operate as a waiver of any of the Bank's rights under this Agreement or any Bank Agreement or with respect to any of the Bank Obligations. This Agreement shall be amended only by a written instrument executed by the parties hereto making explicit reference to this Agreement. The Bank's rights and remedies under this Agreement and under all subsequent agreements between the Bank and the Borrower shall be cumulative and any rights and remedies expressly set forth herein shall be in addition to, and not in limitation of, any other rights and remedies which may be available to the Bank in law or at equity.


                           ARTICLE 12. INDEMNIFICATION

         Without limitation of any other obligation or liability of the Borrower or right or remedy of the Bank contained herein, the Borrower hereby covenants and agrees to indemnify and hold the Bank, and the shareholders, directors, agents, officers, partners, subsidiaries and affiliates of the Bank, harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, including, without limitation, claims for finder's or broker's fees, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party in each case by reason of or resulting from any claim relating to the transactions contemplated hereby other than any such claims which are determined by a final, non-appealable order of a court to be the result of the Bank's gross negligence or willful misconduct. Promptly upon receipt by any indemnified party hereunder of notice of the commencement of any action against such indemnified party for which a claim is to be made against the Borrower hereunder, such indemnified party shall notify the Borrower in writing of the commencement thereof, although the failure to provide such notice shall not affect the indemnification rights of any such indemnified party hereunder. The Borrower shall have the right, at its option upon notice to the indemnified parties, to defend any such matter at its own expense and with its own counsel, except as provided below, which counsel must be reasonably acceptable to the indemnified parties. The indemnified party shall cooperate with the Borrower in the defense of such matter. The indemnified party shall have the right to employ separate counsel and to participate in the defense of such matter at its own expense. In the event that (a) the employment of separate counsel by an indemnified party has been authorized in writing by the Borrower, (b) the Borrower has failed to assume the defense of such matter or (c) the named parties to any such action (including impleaded parties) include any indemnified party who has been advised by counsel that there may be one or more legal defenses available to it or prospective bases for liability against it, which are different from those available to or against the Borrower, then the Borrower shall not have the right to assume the defense of such matter with respect to such indemnified party. The Borrower shall not be liable for any compromise or settlement of any such matter effected without its written consent, which consent may not be unreasonably delayed. The Borrower shall not compromise or settle any such matter against an indemnified party without the written consent of the indemnified party, which consent may not be unreasonably withheld or delayed.


                            ARTICLE 13. MISCELLANEOUS

         Section 13.1. SUCCESSORS AND ASSIGNS.

                   (a) This Agreement shall bind and shall be enforceable by the respective successors and assigns of the parties hereto. The representations and warranties made by the Borrower in this Agreement shall bind the Borrower's successors and assigns.

                   (b) The Bank and any subsequent holder of all or a portion of the Bank's interests hereunder shall have the right from time to time and at any time to sell, assign, transfer, negotiate and grant participation interests in all or any part of its commitments hereunder, the Revolving Credit Note and its rights under any other Bank Agreement to one or more Persons. In the case of any such sale, assignment, transfer, negotiation or participation of all or any portion of such commitments, the Revolving Credit Note and its rights under any other Bank Agreement, the assignee, transferee or recipient thereof shall have, to the extent of such sale, assignment, transfer, negotiation or participation, the same rights, benefits and obligations as the Bank hereunder. The Borrowers hereby acknowledge and agree that any such transfer, assignment or other disposition described in this Section 13.1(b) (other than participations) will give rise to direct obligations of the Borrowers to the buyer, assignee or transferee, as the case may be, and in such event the term "Bank" as used herein shall include each such buyer, assignee or transferee, each of which, to the extent of its interest therein, may rely on, and possess all rights of the Bank hereunder, under the Revolving Credit Note and under all other Bank Agreements.

         Section 13.2. NOTICES. All notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be mailed by United States mail, postage prepaid, or sent by nationally-recognized overnight carrier service, addressed as follows:

                   (a) If to the Bank, at 7 New England Executive Park, Burlington, MA 01803, Attention: Stephen C. Buzzell, Assistant Vice President, or at such other address(es) or to the attention of such other Person as the Bank shall from time to time designate in writing to the Borrower.

                   (b) If to the Borrower, at 7 Continental Boulevard, Merrimack, NH 03054, Attention: Cosmo S. Trapani, Executive Vice President and Chief Executive Officer, or at such other address(es) or to the attention of such other Person as the Borrower shall from time to time designate in writing to the Bank with a copy to Allan R. Campbell, Esq., Senior Vice President and General Counsel.

         Any notice so addressed and mailed by registered or certified mail shall be deemed to have been given when mailed.

         Section 13.3. MERGER. This Agreement and the other Bank Agreements contemplated hereby constitute the entire agreement of the Borrower and the Bank and express the entire understanding of the Borrower and the Bank with respect to credit advanced or to be advanced by the Bank to the Borrower.

         Section 13.4. GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of The Commonwealth of Massachusetts.

         Section 13.5. COUNTERPARTS. This Agreement and all amendments to this Agreement may be executed in several counterparts, each of which shall be an original. The several counterparts shall constitute a single Agreement.

         Section 13.6. EXPENSES. The Borrower agrees to pay on demand, all of the Bank's reasonable expenses in preparing, executing, delivering and administering this Agreement, all amendments hereto, and related instruments and documents, including, without limitation, the reasonable fees and out-of-pocket expenses of the Bank's special counsel, Goodwin, Procter & Hoar. The Borrower also agrees to pay on demand, all reasonable out-of-pocket expenses incurred by the Bank, including, without limitation, legal and accounting fees, in connection with the collection of amounts upon the occurrence of an Event of Default hereunder, the revision, protection or enforcement of any of the Bank's rights against the Borrower under the Agreement and the Revolving Credit Note and the administration of special problems that may arise under this Agreement or any other Bank Agreement. The Borrower also agrees to pay all stamp and other taxes in connection with the execution and delivery of this Agreement and related instruments and documents.

         Section 13.7. WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON OR ARISING OUT OF, THIS AGREEMENT, THE REVOLVING CREDIT NOTE, ANY BANK AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Credit Agreement to be executed by their duly authorized officers as of the date set forth above.

                                         UNITRODE CORPORATION


                                         By /s/ Cosmo S. Trapani
                                            -------------------------------
                                            EVP & CFO

                                         BAYBANK


                                         By /s/ S. Buzzell, AVP
                                            -------------------------------